                                                                     EXHIBIT 2.3
122695(R)
- ---------
                                   AGREEMENT
                                   ---------

     This Agreement (the "Agreement") is made and entered into as of December 26, 1995, by and among Pacific Cellular Telephone Systems, a California limited partnership, its successors and assigns ("Assignor"), each of the general and limited partners of Assignor (the names of the limited partners are listed on the signature pages that are Exhibit A of this Agreement) (each, a "Partner" and collectively the "Partners"), Cellular Communications of Puerto Rico, Inc., a Delaware corporation, its successors and assigns ("Cellular") and CCPR Services, Inc., a Delaware corporation, its successors and assigns ("CCPR").

                                    Recitals
                                    --------

     WHEREAS, Assignor owns a .902% interest as a partner (the "Interest") in San Juan Cellular Telephone Company, a general partnership (the "Partnership") which holds the license from the Federal Communications Commission and the Puerto Rico Telephone Regulatory Commission to operate the nonwireline Block A cellular communications system for the San Juan-Caguas, Puerto Rico Metropolitan Statistical Area.

     WHEREAS, Assignor wishes to sell and assign the Interest to CCPR in exchange for shares of Common Stock of Cellular ("Shares") pursuant and subject to the terms and conditions of this Agreement.

     THEREFORE, in consideration of the mutual obligations set forth in this Agreement, and subject to all conditions set forth herein, the parties agree as follows:

     1. Assignment of Interest: (a) On the Closing Date (as defined in Section
        -----------------------
2), Assignor shall assign and transfer to CCPR all of Assignor's right, title and interest to the Interest, free and clear of all encumbrances, liens, pledges, charges, claims, security interests and liabilities ("Liens") other than those expressly assumed herein by CCPR. The assignment shall include, without being limited to, Assignor's entire interest in the Partnership, including but not limited to the Interest, including the associated capital account in the Partnership and all related rights with regard to Partnership voting, profits, losses, and distributions.

          (b) In consideration for the assignment contemplated by this Agreement, CCPR shall deliver at Assignor's option, either a stock certificate evidencing 120,404 Shares in the aggregate registered in the name of Assignor, or stock certificates evidencing 120,404 Shares in the aggregate, for the amounts and registered in the names set forth in a schedule to be provided by Assignor. If Assignor elects to have the initial stock certificates in the name of Assignor, upon Assignor's request, CCPR or its transfer agent shall subsequently substitute that stock certificate for stock certificates evidencing 120,404 Shares in the aggregate, for the amounts and registered in the names set forth in a schedule to be provided by the Assignor. In the event that on or prior to the Closing Date (a) Cellular shall pay any dividend or make any other distribution respecting the Shares or (b) the holders of Shares shall be entitled or required to exchange their Shares for other securities or consideration, then Assignor (or, as aforesaid, the names set forth in the schedule) shall be entitled to receive (i) such dividend or other distribution as would be payable with respect to the foregoing 120,404 Shares or (ii) such other securities or consideration as would be exchanged for the foregoing 120,404 Shares.

     2. Closing Date and Place. The closing of the transactions contemplated by
        -----------------------
this Agreement (the "Closing") shall occur as promptly as practicable after the execution of this Agreement and satisfaction of the conditions set forth in
Section 8 hereof, at the offices of CCPR, 110 East 59th Street, 26th Floor, New York, New York 10022.

     3. Mutual Representations and Warranties. Each of Cellular and CCPR
        -------------------------------------
represent and warrants to Assignor and the Partners and each of Assignor and each Partner represents and warrants to CCPR and Cellular that: (a) Each (if not a natural person) is duly formed, validly existing, and in good standing under the state and local laws to which it is subject; (b) Each has the right, power and unconditional authority, and has taken all necessary action, including all necessary actions on the part of its stockholders and partners, to execute, deliver, and fully perform its obligations under this Agreement; (c) This Agreement is binding and enforceable against the warranting party; and (d) The execution, delivery and performance of the obligations under this Agreement do not constitute a material violation, breach or default under any law, regulation, ordinance, judgment, order, agreement, charter, articles or certificate of incorporation, bylaws, or other instrument or obligation to which the warranting party is subject.

     4. Consent to Partnership Agreement. In accordance with Section 9.1(d) of
        --------------------------------
the Partnership's Partnership Agreement (the "Partnership Agreement"), CCPR consents to its admission to the Partnership on the Closing Date as a Substitute Partner with respect to the interest of the Assignor. CCPR confirms that upon such admission it shall be bound by all of the terms and provisions to the Partnership Agreement, as the same has been and may be amended.

     5. Assumption of Assignor's Obligations. CCPR shall assume and be bound on
        -------------------------------------
the Closing Date to perform all of the obligations, terms, covenants and conditions of the Assignor under the Partnership Agreement, whether arising before or after the Closing Date, with respect to each Interest assigned.

     6. Assignor's and Partner's Representations and Warranties. Each of
        -------------------------------------------------------
Assignor and each Partner represents and warrants to CCPR and Cellular that:

          (a) Assignor is the lawful owner of the Interest, free and clear of all encumbrances, liens, pledges, charges, claims, security interests and liabilities;

          (b) The information (as defined in Section 10), if any, as of the date of its delivery to CCPR and as of the date of any Prospectus Delivery (as defined in Section 10) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in the Information not misleading;

          (c) It is not aware of any material adverse information concerning the Interest or the Partnership or its business, financial condition or otherwise that has not been disclosed to CCPR;

          (d) Each Partner, with respect to himself, is acquiring the Shares solely for its own account, for investment and not with a view to any resale, distribution or public offering thereof;

          (e) Each Partner, with respect to himself, understands that Cellular's transfer agent or other agent will be given appropriate instruction prohibiting any transfer of the Shares which would violate the Securities Act of 1933, as amended (the "Securities Act") and that the certificates for the Shares will bear the following legend:

     "The security represented by this certificate has not been registered under the Securities Act of 1933, as amended, or under state securities laws. The security represented by this certificate may not be resold or transferred unless registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.";

          (f) Each Partner, with respect to himself, understands that it must hold the Shares indefinitely unless it is registered under the Securities Act, or an exemption from registration becomes available or they can be sold on the market pursuant to Rule 144 of the Securities Act;

          (g) Each Partner, with respect to himself, has had ample opportunity to ask questions of, and receive answers from, officers of Cellular and CCPR concerning CCPR, Cellular and their respective businesses, and to obtain any additional information it might request with respect to CCPR, Cellular and their respective businesses, and each Partner acknowledges that CCPR and Cellular have made available to it all documents and information relating to the Shares, requested by or on behalf of each Partner, including but not limited to, Cellular's annual report on Form 10-K for the year ended 1994 and its quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;

          (h) Each Partner, with respect to himself, understands that (i) the offering and sale of the Shares is intended to be exempt from registration under the Securities Act as a private placement and (ii) there is no existing public or other market for the Shares, and there can be no assurance that each Partner will be able to sell or dispose of the Shares;

          (i) Each Partner, with respect to himself, either alone or together with its advisors has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and each Partner is capable of bearing the economic risk of such investment, including a complete loss of its investment; and

          (j) Each Partner, with respect to himself, is not a representative of an alien, a corporation organized under the laws of any foreign government, a corporation of which any officer or director is an alien or more than one fifth of its capital stock is owned or voted by any of the foregoing, or a corporation directly or indirectly controlled by another corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of its capital stock is owned or voted by the foregoing, within the meaning of Section 310 of the Communications Act of 1934, as amended.

     7. CCPR's Representation and Warranties. (a) CCPR and Cellular each
        ------------------------------------
represents and warrants to the Partners that the Registration Statement, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements therein not misleading.

     (b) CCPR and Cellular each represents and warrants that each has adequate information concerning the interest in the Partnership, its business and financial condition and is not relying on any representation of any Partner respecting the business of the Partnership; that CCPR is acquiring the Interest solely for its own account for investment and not with a view to any resale, distribution or public offering thereof.

     8. Conditions to Closing. (a) The following are conditions precedent to
        ---------------------
each party's obligation to close the transactions contemplated by this
Agreement:

          (i) All required authorizations, orders, grants, consents, permissions or approvals ("Approvals") of any governmental entity with jurisdiction over the transactions contemplated by this Agreement ("Governmental Agencies") shall have been received and shall remain in effect;

          (ii) The other parties' representations and warranties shall be true and correct, and each other party shall have performed all of its covenants and obligations due to be performed as of the Closing in accordance with this Agreement;

          (iii) The consummation of the transactions contemplated by this Agreement shall not be in violation of any law, rule or regulation and shall not be subject to any injunction or restraining order; and

          (iv) Any waiting period (and any extension thereof) applicable to the consummation of the transaction contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") shall have expired or been terminated;

          (b) It shall be a condition precedent to CCPR's obligation to close the transactions contemplated by this Agreement that (i) it and its counsel have had an opportunity to conduct due diligence as to the representations set forth in this Agreement and CCPR shall be satisfied as to the accuracy of such representations and (ii) that CCPR shall have entered into certain agreements with National Telephone Company and HMZ San Juan, Inc. dated as of the date hereof, and all conditions to closing such agreements shall have been satisfied.

          (c) It shall be a condition precedent to Assignor's obligation to close the transactions contemplated by this Agreement that (i) Cellular has provided to Assignor and its counsel an opportunity to conduct due diligence as to the material accuracy of the financial representations set forth in operating reports of San Juan Telephone Company hereto delivered to Assignor or any of the Partners; and (ii) Cellular shall not have agreed upon or engaged in a transaction which would transfer control or equity interests in all or a material part of the San Juan Cellular Telephone Company, except pursuant to this Agreement or similar agreements with HMZ San Juan Inc. and National Telephone Company or as part of a transaction which would involve transfer of control of Cellular or the transfer or exchange of equity interest in Cellular.

      9. Governmental Filings. Each of the parties hereto shall (i)
         --------------------
make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or otherwise, with respect to the transactions contemplated by this Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective such transactions, including, without limitation, using its reasonable best efforts to obtain all Approvals of Governmental Agencies as are required for the consummation of such transactions and to fulfill the conditions to the Agreement. Each of the parties hereto will use its reasonable efforts to lift or rescind any injunction or restraining order described in clause (a)(iii) under Section 8.

      10. Registration Statement.  (a) Following the Closing, Cellular will use
          ----------------------
all reasonable efforts to cause to be filed and declared effective as soon as reasonably practicable (but in any event not later than 90 days after Closing) a Registration Statement to permit the public resale of the Shares acquired by Assignor or the Partners pursuant hereto (the "Resale"). Any obligation to permit the Resale under the Registration Statement shall expire on the earliest of (i) the date on which all Shares acquired hereunder have been disposed of by the Partners, (ii) the date on which all Shares acquired pursuant hereto may be freely sold to the public without restriction under the Securities Act or (iii) the date which is two years after the Closing (or, in the event that the holding period under Rule 144(d) of the Securities Act is extended, such later date as to correspond with such extended holding period) (the "Expiration"). If a Partner is deemed to be an "affiliate" of CCPR, such Partner will provide all information necessary with respect to the Partners and any proposed Resale necessary for the Registration Statement ("Information") and will comply with the prospectus delivery requirements of the Securities Act and rules promulgated thereunder ("Prospectus Delivery").

          (b) If at any time prior to the filing of the Registration Statement or the Expiration, (i) counsel to Cellular has determined in good faith that the compliance by Cellular with its disclosure obligations in connection with the Registration Statement would require the disclosure of material information which Cellular has a bona fide business purpose for preserving as confidential
                     ---- ----
or (ii) Cellular then is unable to comply with its disclosure obligations or SEC requirements in connection with the Registration Statement, then in either such case Cellular shall not be required to file the Registration Statement or maintain the effectiveness thereof or amend or supplement the Registration Statement for a period (an "Information Delay Period") expiring upon the earlier to occur of (A) the date on which such material information is disclosed to the public or ceases to be material or Cellular is able to so comply with its disclosure obligations and SEC requirements or (B) 30 days, in the case of clause (i) above, or 45 days, in the case of clause (ii) above, after counsel to Cellular makes such good faith determination.

          (c) Cellular will give prompt written notice to Assignor and the Partners of the commencement of an Information Delay Period (and duration). Assignor and each Partner, by its or his acceptance of any Shares, agrees that, upon receipt of such notice it will forthwith discontinue disposition of the Shares pursuant to the Registration Statement, and will not deliver any prospectus forming a part thereof in connection with any sale of Shares until the expiration of an Information Delay Period.

          (d) Notwithstanding anything in this Agreement to the contrary, if the Registration Statement referred to in this Section 10 has not been declared effective by July 1, 1996, then Cellular shall issue to Assignor (or its assigns) a stock certificate or stock certificates evidencing an aggregate of such number of additional Shares as shall equal 5% of the amount set forth in
Section 1 (b) hereof. If the Registration Statement referred to in this Section 10 has not been declared effective by December 1, 1996, then Assignor (or its assigns) shall have the right by giving written notice to Cellular to require Cellular to purchase from Assignor in 1996 up to 34,401 Shares that were issued to Assignor pursuant to this Agreement. The price per share in any such redemption shall be equal to the average of the daily closing price on NASDAQ (or any exchange or other securities trading market which is the principal place of trading for Cellular's common stock at the time) for the seven trading days immediately preceding the date on which notice of the redemption is given.

          (e) If at any time Cellular shall file an amendment to the Registration Statement, Cellular shall promptly deliver copies of such amendment to Assignor or the Partners.

     11. Indemnification by the Partners. Cellular, CCPR and its affiliates
         -------------------------------
shall jointly and severally be indemnified and held harmless by Assignor and each Partner against any and all losses, expenses, damages, injuries, judgments, claims and liabilities, including reasonable attorney's fees and litigation expenses ("Losses"), arising from (a) Assignor's ownership of its Interest prior to the Closing; (b) any material misrepresentation, breach of warranty, or nonperformance of any obligation hereunder on the part of Assignor or any Partner; (c) any other act or omission on the part of Assignor or any Partner, its agents or representatives in connection with its Interest in any Partnership; (d) any agreement, commitment or obligation of Assignor or any Partner undertaken in connection with the Interest or the Partnership (and, in the case of Assignor, arising prior to the Closing) which CCPR does not expressly and specifically assume either hereunder or in writing prior to the Closing, (e) Assignor's ownership, operation or conduct of any asset or business other than the Interest, (f) any liability for any federal, state or local tax (including interest, penalty or addition thereto) of Assignor incurred on or prior to the Closing, or (g) based on an untrue statement of fact in the Information or alleged omission to state therein a material fact necessary to make the statements therein not misleading, or the failure of any Partner to effect a Prospectus Delivery; provided, that no indemnification shall be due to Cellular or any of its affiliates for any Loss resulting solely from an action taken by Cellular in its capacity as managing general partner of the Partnership.

     12. Indemnification by Cellular and CCPR. Assignor and each Partner shall
         -------------------------------------
be indemnified and held harmless by Cellular and CCPR against any and all losses, arising from (a) CCPR's ownership of the Interest; (b) any material misrepresentation, breach of warranty, or nonperformance of any obligation hereunder on the part of Cellular or CCPR; (c) any other act or omission on the part of CCPR or its affiliates in connection with its interest in the Partnership or (d) arising out of or based upon an untrue statement of fact in the Registration Statement or arising out of or based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, other than those arising out of any Information.

     13. Continuing Effectiveness. Each party's representations shall be true
         -------------------------
and correct, and each party's warranties and indemnifications shall be in full force and effect on the date that the party executes this Agreement and, to the extent the same are applicable at Closing, as if made on the date and time of such Closing. Each party's representations, warranties and indemnifications shall survive the Closing and shall be fully actionable and enforceable thereafter. In the event that a party becomes aware of any information, occurrence or omission which would alter any of its representations or would impair its ability to perform any of its warranties, indemnifications, or obligations hereunder, or would possibly lead to any right to indemnification, then the party shall notify the other party immediately of such information, occurrence or omission and shall disclose all relevant facts. The other party shall have the opportunity to defend itself, if necessary, in any resulting proceeding. The settlement of any such proceeding or threatened proceeding shall be subject to the other party's prior consent if the other party is to be subject to any obligation to indemnify against the cost of the settlement.

     14. Expenses. Cellular, CCPR, Assignor and each Partner shall each bear
         --------
their own legal and other fees and expenses associated with the preparation, execution and consummation of this Agreement and the filing and prosecution of any required Governmental Agency submissions, provided that CCPR shall pay any HSR filing fees to the extent applicable. CCPR will bear all costs associated with the preparation of the Registration Statement and, to the extent of the fees and expenses of Cellular's transfer agent or the like, the possible transfer of Shares from Assignor to the Partners. Each Partner shall bear broker's fees or discounts associated with a resale of the Shares acquired by such Partner pursuant hereto.

     15. Termination as of Right. Notwithstanding any other provision herein or
         -----------------------
termination, this Agreement may be terminated, without liability of any kind, at the option of either Assignor or CCPR, upon written notice to the other if there is no Closing in accordance with all the terms of this Agreement on or before March 31, 1996.

     16. Brokers Fees. Each party represents and warrants that it has not
         -------------
engaged any broker or finder. Assignor agrees to be solely responsible for any compensation it may owe for any underlying services in connection with this transaction, and agrees to hold CCPR and Cellular harmless. Each party represents and warrants that no other broker or finder has been engaged with respect to this transaction and that no other brokerage fee, commission, or finder's fee shall be due in connection with the transaction.

     17. Notices. All notices or other communications to parties under this
         --------
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile or other standard form of telecommunications, or by registered or certified mail or Federal Express delivery, postage prepaid, return receipt requested, addressed as follows:

                If to Assignor or the Partners:

                Pacific Cellular Telephone Systems
                c/o Perry Leff
                444 North Faring Road
                Los Angeles, CA 90077

                with a copy to:

                Anne Roberts, Esq.
                18 Latimer Road
                Santa Monica, CA 90402

                If to Cellular or CCPR:

                110 East 59th Street, 26th Floor
                New York, New York 10022
                Attention: Richard J. Lubasch

     18. Governing Law. This Agreement shall be interpreted, enforced and
         -------------
governed in accordance with the laws of New York (without regard to the provisions thereof on the conflict of laws).

     19. Binding Effect. This Agreement shall bind and benefit the parties,
         ---------------
their representatives, and their permitted assignees and successors in interest.

     20. Most Favored Treatment. In the event that at any time in 1996, Cellular
         ----------------------
CCPR, the Partnership or an affiliate, enters into transaction with any person or entity that owns a minority interest in the Partnership, on more favorable economic terms than provided for in this Agreement (including by way of illustration, but not by way of limitation, a greater number of Shares) then this Agreement shall be amended in such manner as is necessary to incorporate such more favorable terms. Any such amendment shall be deemed effective as of the date of this Agreement.

     21. Entire Agreement; Counterparts. This Agreement constitutes the entire
         ------------------------------
agreement between the parties governing this Transaction. No prior agreement or representation, whether verbal or written, shall have any force or effect. This Agreement may be modified, superseded or cancelled only in writing signed by each of the parties to be affected. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any of such counterparts.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the first date above written.

                                        CCPR SERVICES, INC.

                                        By: /s/
                                            ---------------------------
                                            Senior Vice President



                                            CELLULAR COMMUNICATIONS OF
                                                 PUERTO RICO, INC.


                                            By: /s/
                                                ------------------------
                                                Senior Vice President



                                            PACIFIC CELLULAR COMPANY

                                            By: Pac-Cell Partners, Inc.
                                                its general Partner


                                            By: /s/
                                                ------------------------
                                                Perry Leff
                                                Chief Executive Officer

                       Pacific Cellular Telephone Systems
                                18 Latimer Road
                             Santa Monica, CA 90402



                                                December 26, 1995



Cellular Communications of Puerto Rico, Inc.
110 East 59th Street
26th Floor
New York, NY 10022

Dear Sir:

     The undersigned, Pacific Cellular Telephone Systems, and all of its partners desire to exchange a partnership interest in San Juan Cellular Telephone Company (the "Interest") for common stock of Cellular Communications of Puerto Rico, Inc. (the "Corporation"). The undersigned, on behalf of itself and all of the limited partners, acknowledges, and understands that the Corporation is relying upon such acknowledgement, that (i) undersigned, on behalf of itself and all of the limited partners, are sophisticated with knowledge of, and an opportunity to inquire with respect to, the cellular industry generally and the Corporation's financial position, business, operation and prospects and (ii) the Corporation is in possession of additional nonpublic information (collectively, the "Company Information") with respect to the Corporation's business, financial condition, operations and prospects, including potential transactions which may involve a change of control ("Potential Control Transactions"). The Corporation has assured the undersigned, on behalf of itself and all of the limited partners, that none of the Company Information relates to a potential transaction which would transfer control or equity interests in all or a material part of the San Juan Cellular Telephone Company, except pursuant to an agreement with the undersigned, on behalf of itself and all of the limited partners, or similar agreements with HMZ San Juan Inc. and National Telephone Company or as part of a transaction which would involve transfer of control of Cellular or the transfer or exchange of equity interests in the Corporation.

     Subject to and in reliance upon the foregoing assurances, the undersigned, on behalf of itself and all of the limited partners, acknowledges that, after careful consideration and the opportunity to consult with its counsel and other advisors, the undersigned, on behalf of itself and all of the limited partners, is prepared to exchange the Interests for stock of Corporation without receipt of the Company Information.

                                        Very truly yours,

                                        PACIFIC CELLULAR TELEPHONE SYSTEMS

                                        By: Pac-Cell Partners, Inc.
                                            its general Partner


                                        By: /s/
                                            ------------------------------
                                            Perry Leff
                                            Chief Executive Officer

                               ESCROW AGREEMENT

     THIS AGREEMENT made and entered into as of the 26th day of December 1995 by and among:

        Law Offices of Anne B. Roberts, with offices at 18 Latimer Road, Santa Monica, California 90402 (the "Escrow Agent"); and

        Pacific Cellular Telephone Systems withoffices at 18 Latimer Road, Santa Monica, California 90402 ("Pacific Cellular"); and

        Cellular Communications of Puerto Rico, Inc., a Delaware corporation with offices at 110 East 59th Street, 26th Floor, New York City, New York 10022 ("Cellular").


                             W I T N E S S E T H :

     WHEAREAS, Cellular and Pacific Cellular have entered into a letter agreement dated December 26, 1995 (the "Letter Agreement") pursuant to which certain funds are to be held in escrow from time to time; and

     WHEREAS, Escrow Agent has agreed to act as escrow agent hereunder upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutal promises herein made the parties hereto hereby agree as follows:

1. CERTAIN DEFINITIONS
- ----------------------
     All capitalized terms not otherwise specifically defined herein shall have the meanings ascribed to them in the Letter Agreement.

2. APPOINTMENT OF ESCROW AGENT
- ------------------------------
     The parties hereto hereby jointly appoint Escrow Agent to act as the escrow agent hereunder, and the Escrow Agent hereby accepts the duties of escrow agent in accordance with the terms and conditions of this Agreement.

3. ESCROW FUND
- --------------
     Pursuant to the Letter Agreement, the parties hereto have caused there to be deposited $154,805.00 with the Escrow Agent simultaneously with the execution of this Agreement.

4. TERM
- --------
     The term of this Agreement shall commence on the date hereof and it shall remain in full force and effect until the Escrow Agent has distributed all of the Escrow Fund in its possession in accordance with the terms hereof, whereupon all obligations of the Escrow Agent hereunder shall immediately terminate; but the obligations of the other parties hereto pursuant to Sections 7, 8, 10, 11, and 12 hereof shall remain in full force and effect.

5. DUTIES OF ESCROW AGENT; DISTRIBUTIONS
- ----------------------------------------
     The Escrow Agent shall hold the Escrow Fund in escrow until authorized hereunder to deliver the same as described in the Letter Agreement. The Escrow Agent may, in its discretion, require written authorization from each of the other parties hereto prior to making any distribution.

6. DUTIES OF THE ESCROW AGENT; INVESTMENT
- -----------------------------------------
     The Escrow Agent shall invest the Escrow Fund held pursuant to this Agreement without delay and keep such cash invested and reinvested in interest bearing accounts in banks having insurance from the Federal Deposit Insurance Corporation.

7. DUTIES OF ESCROW AGENT; RELIANCE
- -----------------------------------
     (a) The obligations and duties of the Escrow Agent hereunder are purely ministerial and shall be limited to the safekeeping of the Escrow Fund and the actions herein specified in accordance with the provisions hereof; accordingly, the Escrow Agent shall not be responsible for any of the agreements referred to herein, but shall be obligated only for the performance of such duties as are specifically set forth herein and no implied duties or obligations of the Escrow Agent shall be imposed by virtue of this Agreement.

     (b) The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statements or assertions contained in such writing or instrument; and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Except for the Escrow Agent's liability arising from its gross negligence or fraud, the Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions, documents or papers deposited or called for hereunder or delivered to it, nor as to the identity, authority or rights of any person executing or delivering, or purporting to execute or deliver the same
 .
    (c) The Escrow Agent may consult counsel satisfactory to it. The Escrow Agent shall not be personally liable or responsible for any act it may do or omit to do hereunder while acting in good faith and any acts done or omitted by it pursuant to the advice of its own counsel shall be conclusive evidence of such good faith, absent fraud or gross negligence on the part such counsel. In no event shall the Escrow Agent be liable for indirect, private, special, or consequential damages.

  (d) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, or agreements stipulated to by the other parties hereto. In the event the Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been ordered without jurisdiction.

8. INTERPLEADER
- ---------------
  Notwithstanding any provisions contained herein to the contrary, in the event of disagreement about the interpretation of this Agreement, or about the rights or obligations of the parties hereto, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent, may in its sole discretion, file an action in interpleader to resolve said disagreement. The Escrow Agent shall be indemnified pursuant to the provisions of Section 11 hereof for all costs and attorneys' fees incurred by it in its capacity as Escrow Agent in connection with any such interpleader action, shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action has been issued, and upon the filing of such interpleader action, shall resign as Escrow Agent hereunder, at the request of any party hereto.

9. SUCCESSOR ESCROW AGENT
- -------------------------
  The Escrow Agent may resign at any time upon the giving of 10 days written notice to the other parties to this Agreement or, in the event of any litigation involving this Agreement, shall resign upon the request of the parties hereto, in which case the Escrow Agent's duties hereunder shall terminate and the Escrow Agent shall be relieved and discharged of all obligations, responsibilities and liabilities hereunder. Upon any such resignation or a resignation under Section 8 hereof, the other parties hereto shall jointly appoint a successor escrow agent, who shall assume the duties of Escrow Agent hereunder. The Escrow Agent shall immediately deposit all Escrow Funds with the successor escrow agent so appointed. If a successor Escrow Agent is not appointed within 10 days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent and may deposit the Escrow Fund with such court.

10. ADDITIONAL INSTRUCTIONS
- ---------------------------
  The parties hereto at their respective cost and expense shall cooperate with and assist the Escrow Agent as reasonably requested by the Escrow Agent in connection with the Escrow Agent's performance of its obligations hereunder. Specifically, but not in limitation of the generality of the foregoing, the parties hereto shall furnish the Escrow Agent with other and further documents or instruments reasonably requested by the Escrow Agent in connection with this Agreement or its obligations with respect hereto.

11. IDEMNIFICATION
- ------------------
  The other parties hereto shall reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with its duties hereunder, unless and until the Escrow Agent is determined by a court of competent jurisdiction to have discharged any of its duties hereunder in a grossly negligent manner or to have been guilty of willful misconduct with regard to any of its duties hereunder. Except for the Escrow Agent's liability arising from its gross negligence or fraud, each of the other parties hereto shall jointly and severally indemnify and hold the Escrow Agent harmless from any and all claims, liabilities, losses, damages, penalties, claims, actions, suits, proceedings at law or equity, or any other expenses, fees, or charges of any nature whatsoever which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith to indemnify the Escrow Agent against any and all expenses including attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity; provided, however, that in the event of a dispute among the other parties hereto, the nonprevailing party shall indemnify and hold the prevailing party harmless against any and all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party pursuant to the provisions hereof.

12. REPRESENTATION
- ------------------
  The parties hereto acknowledge and agree that the Escrow Agent has acted, and may continue to act, as counsel to Pacific Cellular in connection with the negotiation of the Letter Agreement and the consummation of the transactions contemplated thereby and that the Escrow Agent may represent Pacific Cellular in the future including, without limitation with respect to (a) disputes arising under the terms of the Letter Agreement (or any other agreement, document, or instrument executed and delivered in accordance therewith or contemplated thereby); or (b) disputes that may involve the rights or obligations of the other parties hereto hereunder. Cellular hereby waives any claim of conflict of interest which may arise from the actions of the Escrow Agent hereunder and its representation of Pacific Cellular, and agrees that the Escrow Agent shall not be disqualified or otherwise estopped from representing Pacific Cellular in any matter in the future. Cellular hereby waives any claim of conflict of interest which may arise from the fact that the Escrow Agent is a Limited Partner of Pacific Cellular.

13. MISCELLANEOUS
- -----------------
 (a) Notices. Any notice, request, acknowledgement, consent, or other
     --------
communication which any party hereto is required or permitted to give to another party shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, or sent by a recognized overnight delivery service, in any such case to the recipient at his or its address first stated above or at such other address of which he or it shall have given the other party or parties due notice hereunder. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered.

 (b) Waiver. The failure of any party to insist in any one or more instances
     ------
upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or of the future performance of any such term or condition.

 (c) Entire Agreement. This Agreement sets forth the entire understanding of the
     ----------------
parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements among the parties, whether written or oral, to the extent related to the subject matter hereof.

 (d) Further Acts. Each of the parties hereto shall execute and deliver all such
     ------------
additional documents or legal instruments, and shall perform or cause to be performed all such further acts and things, as may be necessary or desirable to carry out the purposes and intent of this Agreement.

 (e) Amendment. This Agreement may not be amended, modified or altered in any
     ---------
manner, except pursuant to the terms of a written instrument signed by each of the parties hereto.

 (f) Invalid Provision. The invalidity or unenforceability of any particular
     -----------------
provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall thereafter be construed in all respects as if such invalid or unenforceable provisions were omitted.

 (g) Governing Law. This Agreement shall be governed by and construed in
     -------------
accordance with the domestic laws of the State of California without giving any effect to any choice or conflict of law provision or rule (whether of the State of California or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

 (h) Binding Nature. This Agreement shall be binding upon and inure to the
     --------------
benefit of the parties hereto and their successors, personal representatives, heirs, devisees, guardians and assigns.

 (i) Counterparts. This Agreement may be executed in any number of counterparts
     ------------
and all of such counterparts taken together shall for all purposes constitute one agreement binding upon all of the parties.

 (j) Headings. The headings contained in this Agreement are for reference
     --------
purposes only and shall not affect the meaning or interpretation of this Agreement.

 (k) Usage. In construing this Agreement, feminine or neuter pronouns shall be
     ------
substituted for those of the masculine form, and the plural for the singular, and vice versa, in any case in which the context may require. The capitalized terms used in this Agreement shall have the meaning first applied to their first usage in this Agreement unless otherwise indicated.


 (l) Third Parties. Nothing contained in this Agreement is intended or shall be
     -------------
construed to give any person, corporation or other entity, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this

Agreement or any provision herein contained, this Agreement being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

 IN WITNESS WHEREOF, the parties have duly executed this Agreement on and as of the date first above written:

                                     LAW OFFICES OF ANNE B. ROBERTS


                                     By:   /s/
                                     ---------------------------

                                     PACIFIC CELLULAR TELEPHONE
                                     SYSTEMS

                                     By:   /s/
                                     ---------------------------
                                     Chief Executive Officer of Pac-Cell
                                     Partners, Inc.
                                     General Partner of Pacific Cellular

                                     CELLULAR COMMUNICATIONS OF
                                     PUERTO RICO, INC.

                                     By:   /s/
                                        -------------------------------
                                       Its Senior Vice President

                      Pacific Cellular Telephone Systems
                                18 Latimer Road
                        Santa Monica, California 90402

                               December 26, 1995


Cellular Communications of Puerto Rico, Inc.
110 E. 59th Street, 26th Floor
New York, New York 10025


  Re: San Juan Cellular Telephone Company

Gentlemen:

     On or shortly before the date of this letter, San Juan Cellular Telephone Company has made a distribution of $172,006.00 which after tax withholding will result in $154,805.00 to Pacific Cellular Telephone Systems, a California Limited Partnership ("Pacific Cellular"), one of the partners of San Juan Cellular Telephone Company.

     On or shortly before the date of this letter, Pacific Cellular and its partners have entered into an Agreement with Cellular Communications of Puerto Rico, Inc. ("Cellular") and CCPR Services, Inc. (the "Agreement"), providing for, among other things, the acquisition of all or substantially all of the assets of Pacific Cellular in exchange for shares of stock of Cellular. In the event that the closing of the transaction contemplated by the Agreement has not occurred by March 31, 1996, Pacific Cellular will make a capital contribution of $154,805.00 to San Juan Cellular Telephone Company.

   In order to ensure the contribution of Pacific Cellular to San Juan Cellular Telephone Company, $154,805.00 will be deposited as an Escrow Fund with the Law Offices of Anne B. Roberts as Escrow Agent. Upon the closing of the transactions contemplated by the Agreement on or before March 31, 1996, the escrow will be terminated and the Escrow Fund will be distributed to Pacific Cellular. In the event that the closing of the transactions contemplated by the Agreement has not occurred by March 31, 1996, the escrow will be terminated and the Escrow Funds will be distributed to San Juan Cellular Telephone Company, in satisfaction of the obligations of Pacific Cellular as described above. Except in the event that there is any dispute regarding the Escrow Fund, the fees of the Escrow Agent shall be borne by Pacific Cellular. In the event that there is a dispute regarding the Escrow Fund, the fees of the Escrow Agent shall be borne 50% by Pacific Cellular and 50% by Cellular.

Cellular Communications of Puerto Rico, Inc.
December 26, 1995
Page two



     Please indicate your agreement to the foregoing by executing this letter in the space provided below.


                                             Sincerely,

                                            /s/

                                        Perry Leff, Chief Executive Officer
                                        Pac-Cell Partners, Inc.
                                        General Partner of
                                        Pacific Cellular Telephone Systems


Accepted, acknowledged and
agreed to:


CELLULAR COMMUNICATIONS OF
PUERTO RICO, INC.


By: /s/
    ----------------------------------
    Its Senior Vice President